As filed with the Securities and Exchange Commission on October 21, 2022

Registration No. 333-236777

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ENERFLEX US HOLDINGS INC.*

(F/K/A EXTERRAN CORPORATION)

*And each of the additional registrants listed on the next page

(Exact Name of Registrant as Specified in Its Charter)

Delaware	47-3282259
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

Enerflex US Holdings Inc.

11000 Equity Drive

Houston, Texas 77041

(Address of Principal Executive Offices, including Zip Code)

David Izett

Secretary

Enerflex US Holdings Inc.

10815 Telge Road

Houston, Texas USA 77095

(281) 345-9300

(Name, Address and Telephone Number, including Area Code, of Agent for Service)

Copies to:

Brian P. Fenske

Norton Rose Fulbright US LLP

1301 McKinney, Suite 5100

Houston, Texas 77010

(713) 651-5557

(Name, address, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 431(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

TABLE OF CO-REGISTRANTS

	State of Incorporation/ Formation	Primary Standard Industrial Classification Code Number	IRS Employer Identification No.
Exterran Energy Solutions, L.P.	Delaware	1531	75-2344249
EES Finance Corp.	Delaware	1531	not applied for (1)

(1)	Does not have any employees

The address for each additional registrant is 11000 Equity Drive Houston, Texas 77041.

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) filed by Enerflex US Holdings Inc., a Delaware corporation formerly known as Exterran Corporation (the “Registrant”), relates to the Registration Statement on Form S-3 (File No. 333-236777) (the “Registration Statement”), filed with the Securities and Exchange Commission on February 28, 2020, and amended on March 31, 2020, registering the offer and sale of an aggregate amount of $150,000,000 of shares of common stock of the Registrant, par value $0.01 per share (the “Common Stock”), shares of preferred stock of the Registrant, par value $0.01 per share (the “Preferred Stock”), depositary shares representing fractional shares of the Preferred Stock (the “Depositary Shares”), warrants for the purchase of Common Stock, Preferred Stock, Depositary Shares or debt securities, guarantee of debt securities, and debt securities to be issued by one or both of Exterran Energy Solutions, L.P. and EES Finance Corp., each of which is a wholly-owned subsidiary of the Registrant.

On January 24, 2022, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Enerflex Ltd., a corporation formed under the laws of Canada (“Enerflex” or “Parent”) and the prior Enerflex US Holdings Inc., a Delaware corporation and wholly owned subsidiary of Enerflex (“Merger Sub”). Pursuant to the Merger Agreement, on October 13, 2022, Merger Sub was merged with and into the Registrant with the Registrant being the surviving entity and becoming a direct, wholly owned subsidiary of Enerflex (the “Merger”), and the Registrant taking Merger Sub’s name. In the Merger, each share of the Common Stock, issued and outstanding immediately prior to the effective time of the Merger, other than certain excluded shares as described in the Merger Agreement, was automatically cancelled and converted into the right to receive 1.021 validly issued, fully paid and non-assessable common shares in the capital of Enerflex (such consideration, the “Merger Consideration”), plus the right, if any, to receive cash in lieu of fractional shares of the Merger Consideration into which such the shares of Common Stock would have been converted.

As a result of the Merger, the Registrant has terminated the offering of its securities pursuant to the Registration Statement. In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Registrant hereby removes from registration all such securities registered under the Registration Statement that remain unsold as of the date hereof and terminates the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 and has duly caused the Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in Calgary, Alberta, on October 21, 2022.

ENERFLEX US HOLDINGS INC. (F/K/A EXTERRAN CORPORATION)

By: /s/ David Izett
Name:	David Izett
Title:	Secretary

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 and has duly caused the Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in Calgary, Alberta, on October 21, 2022.

EXTERRAN ENERGY SOLUTIONS, L.P.

By: Exterran General Holdings LLC, its general partner

By:	/s/ David Izett
Name:	David Izett
Title:	Secretary

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 and has duly caused the Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in Calgary, Alberta, on October 21, 2022.

EES FINANCE CORP.

By: /s/ David Izett
Name:	David Izett
Title:	Secretary

No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.